UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐	Soliciting Material Pursuant to §240.14a-12

MYERS INDUSTRIES, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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March 29, 2010
Dear Fellow Shareholder:
The Myers Industries Board of Directors strongly urges all shareholders to vote in favor of your Board’s nominees for election at the upcoming Annual Meeting of Shareholders, to be held on April 30, 2010. Please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.
Your Board and management team have enacted a disciplined operating strategy that has consistently focused on improving long-term performance, mitigating the effects of the current economic downturn and creating shareholder value. We have also maintained open, transparent and consistent communications with our shareholders and adhered to best practices in corporate governance.
YOUR COMPANY HAS DELIVERED INCREASED DIVIDENDS AND EARNINGS, STRONG
CASH FLOW, AND REDUCED DEBT
Under current leadership, the Company’s accomplishments in 2009 were significant:
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We maintained our regular dividend payout to shareholders throughout 2009, and announced an 8% increase in the dividend for the first quarter of 2010, reflecting the Board’s confidence in the Company’s performance and strategic direction.

•
Full-year 2009 income from continuing operations, on an adjusted basis, was $23.0 million, or $0.65 per share, compared with $19.2 million or $0.54 per share in 2008. This was achieved despite a sales decline of 14% reflecting the broader economic weakness.

•	Cash flow improved to $73 million in 2009 compared with $61 million in 2008, due to our diligence in reducing working capital and implementing appropriate cost controls.

•	We reduced debt to $104.3 million at the end of 2009, a $67.3 million decline from 2008.

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We restructured our Lawn and Garden segment to enhance our manufacturing efficiency, reduce costs and strengthen customer service to meet the changing needs of our markets. In doing so, we achieved our annual savings target of approximately $20 million.

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We initiated a manufacturing and productivity optimization program to reduce costs and advance the competitive positioning of our Material Handling segment. As the economy recovers and customers begin to increase their capital spending, we anticipate this segment will benefit from pent-up demand, and we expect to achieve our savings target of approximately $13 million to $16 million.

•
We completed the sale of our Buckhorn Rubber Products and Michigan Rubber Products businesses. These strategic divestitures reduced our exposure to the extremely volatile automotive, heavy truck and construction markets.

YOUR STRONG, INDEPENDENT AND COMMITTED BOARD
CONTINUES TO FOCUS ON CREATING SHAREHOLDER VALUE
Your Board-recommended director nominees consist of highly qualified members who understand the Company’s diverse businesses and are resolutely committed to acting in the best interests of all shareholders by pursuing a strategic growth plan to deliver profitable results and long-term value creation. Eight of the nine Board-recommended nominees are independent, and they represent a broad range of expertise in polymers, operations, manufacturing, distribution, strategic planning, risk management, finance and marketing.

Your Board and management team remain keenly focused on the Company’s disciplined operating strategy that is designed to position Myers Industries for sustainable, profitable growth and to fuel higher levels of value and returns for all shareholders. This strategy is clearly delivering results as demonstrated by the accomplishments noted above.
The Company’s financial position is solid, with a strong balance sheet and ample liquidity to pursue its strategic plan and further enhance shareholder value. We are confident that we are on course to deliver continued performance improvements in 2010 and beyond.
Thank you for your support.

Respectfully,

Richard P. Johnston	John C. Orr
Chairman of the Board of Directors	President and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Shareholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

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